Exhibit 99.1

Harmonic Appoints Tom Lookabaugh to Board of Directors

SAN JOSE, Calif. - January 11, 2017 - Harmonic (NASDAQ: HLIT), the worldwide leader in video delivery infrastructure, today announced it has expanded the company’s board of directors with the appointment of Dr. Tom Lookabaugh. Dr. Lookabaugh, 55, has over 30 years of experience in the semiconductor, communications equipment, and service provider industries, as well as in academia.

Dr. Lookabaugh is currently president of Thomas Lookabaugh Associates, a consultancy serving the telecommunications industry. Previously, he was an executive at Cable Television Laboratories (CableLabs), where he led cross-industry research and development efforts, and at ViaSat, where he was responsible for the commercial mobility business. Prior to ViaSat, Dr. Lookabaugh served as the CTO of Entropic Communications, a provider of semiconductor solutions for the connected home market, and as CEO of PolyCipher, a cable industry joint venture that focused on developing security products and infrastructure. Prior to PolyCipher, Dr. Lookabaugh was an assistant professor of Interdisciplinary Telecommunications and Computer Science at the University of Colorado. Dr. Lookabaugh co-founded the video equipment manufacturer DiviCom, which was acquired by C-Cube Microsystems and then by Harmonic in 2000, where he served as president of the Convergent Systems Division.

Dr. Lookabaugh holds a Bachelor of Science in Engineering Physics from Colorado School of Mines; Master of Science in Electrical Engineering, Statistics, and Engineering Management; and a Doctor of Philosophy degree in Electrical Engineering from Stanford University.

“I’m delighted to welcome Tom to our board of directors,” said Patrick Harshman, president and CEO of Harmonic. “Tom’s deep knowledge of the cable industry, extensive background in bringing cutting-edge technologies to market and experience as an operating executive make him an ideal addition to the Harmonic board, particularly as we execute on our new CableOS™ growth initiative.”

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Further information about Harmonic and the company’s products is available at www.harmonicinc.com.

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About Harmonic
Harmonic (NASDAQ: HLIT) is the worldwide leader in video delivery infrastructure for emerging television and video services. Harmonic enables customers to produce, deliver and monetize amazing video experiences, with unequalled business agility and operational efficiency, by providing market-leading innovation, high-quality service, and compelling total-cost-of-ownership. More information is available at www.harmonicinc.com.

EDITOR’S NOTE - Product and company names used herein are trademarks or registered trademarks of their respective owners.

CONTACTS:

Blair King Director, Investor Relations Harmonic +1.408.490.6172 blair.king@harmonicinc.com

ENDS